Source Capital Group, Inc.

January 21, 2004

Mr. Stephen Carnes

President & CEO

Fortis Enterprises

Lake Mary, FL

Dear Mr. Carnes:

The purpose of this letter is to confirm the understanding and agreement (the "Agreement") between Source Capital Group, Inc, ("SCG") and Fortis Enterprises, a Nevada corporation (the "Company"), regarding the retention of SCG by the Company as its exclusive (for three weeks) financial advisor for the purposes set forth herein.

Under this Agreement, SCG will provide financial advisory services to the Company as follows:

  Raising of Capital. SCG shall use its best efforts to provide an equity financing for the Company.

  Fees, Commissions & Expenses. The Company agrees to pay the following fees to SCG for its services.

  SCG will be compensated 8% cash and 8% ("warrant") coverage on any funds raised during this engagement on investors. The exercise price of the warrants shall be equal to the price of the stock at the time of the sale to an equity investor introduced to the Company by SCG and will be subject to adjustment in accordance with the terms of any adjustment provided for in the formal definitive Financing document. Said warrants shall be exercisable for five (5) years from the date of issuance. The terms of said warrants shall include such piggyback registration rights, anti-dilution rights, and "cashless.

  SCG will not receive a retainer upon signing of this agreement. All compensation payable to SCG, other than pre-approved expenses as per Paragraph 3 below, performance based as defined in Paragraph 1 above.

  Expenses. In addition to any fees that may be payable to SCG under this Agreement, the Company, upon written pre-approval of all expenses over $500, agrees to reimburse SCG for its reasonable out-of-pocket expenses incurred in connection with the services rendered by SCG hereunder (including, without limitation, travel and lodging, data and word processing, graphics and communication charges, research costs, and courier services and fees). SCG will, on a monthly basis, provide the Company with reasonable report regarding the expenses incurred. Compensation for any additional professional services (e.g. legal or consulting) contracted for by SCG, to be performed for the benefit of the Company by outside parties, is the responsibility of the Company and will be paid directly by the Company to such party. SCG will not contract for such services without the prior written approval of the Company with regard to both the nature of the service and a reasonable estimate of the cost of such service.

  All cash payments under this Agreement shall be made in U.S. dollars and without withholding or deduction of any tax, assessment or other governmental charges unless required by law. Fees and retainers should be made payable and wired to:

Source Capital Group Inc.

Fleet Bank

ABA# 011900571

Acct.# 9361882644

  Information. The Company will furnish or cause to be furnished to SCG, such information, as SCG believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that SCG (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, (c) is entitled to rely upon the Information without independent verification and (d) will not make an appraisal of any assets in connection with its assignment

  Confidentiality. Except as contemplated by the terms hereof or as required by applicable law or legal process, SCG shall keep confidential all non-public information provided to it by or at the request of the Company, and shall not disclose such information to any third party or to any of its employees or advisors except to those persons who have a need to know such information in connection with SCG's performance of its responsibilities hereunder. The Company understands that any documents, presentations or analyses prepared by SCG are proprietary and SCG is under no obligation to provide (by e-mail, floppy disk or otherwise) either the Company or its assigns with the computer files of such work product. Except as required by applicable law, any advice to be provided by SCG under this Agreement shall not be disclosed publicly or made available to third parties without the prior written consent of SCG, unless required by Federal Securities Laws. In addition, SCG may not be otherwise publicly referred to without its prior written consent. All services, advice and information and reports provided by SCG to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person.

  Indemnity. The Company acknowledges and agrees that SCG has been retained to act solely as financial advisor to the Company. In such capacity, SCG shall act as an independent contractor, and any duties of SCG arising out of its engagement pursuant to this Agreement shall be owed solely to the Company.

  Arbitration. Any and all disputes, demands, claims or controversies hereto arising out of or relating to this agreement or the breach thereof, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted in New York City under the rules of the AAA. Any judgment upon the award rendered by the arbitrator may be entered into any court or administrative tribunal having jurisdiction thereof. Costs associated with the arbitration, including reasonable attorney's fees, shall be borne by whichever parties the arbitrators shall deem just and fair."

  Term & Termination. The term of SCG's engagement hereunder shall extend from the date hereof through April (the "Expiration Date") and will be automatically renewed on a monthly basis until canceled in writing by either party. The exclusive nature of SCG's engagement shall expire on February 15, 2004, unless extended by the Company by written agreement or an amendment to this Agreement. SCG's engagement hereunder may be terminated upon 10 days written notice without cause by either the Company or SCG at any time before the Expiration Date. Notwithstanding the foregoing, the provisions relating to the payment of fees and expenses accrued through the date of termination, the status of SCG as an independent contractor and the limitation on to whom SCG shall owe any duties will survive any such termination, and any such termination shall not affect the Company's obligations under the indemnification agreement.

SCG will be entitled to the fees set forth above in the event that at any time prior to the earlier of the termination of this letter and the expiration of SCG's engagement hereunder a Financing is consummated and the investor is on a list, to be attached hereto as Exhibit B, of potential investors provided to the Company by SCG at the time of termination or expiration and SCG had made efforts that led to an investment on behalf of the Company with respect to such investor(s) prior to termination or expiration, as appropriate. Further, in the event that a Financing or M&A transaction is completed with an investor, on the list of bonafide introductees attached as Exhibit B, with respect to which SCG had made efforts that led directly to an investment or other substantive effort before such termination or expiration, whichever is earlier, SCG will be entitled to fees on those investors (but only for the amount purchased by such investors) for a period of 18 months after the termination or expiration date, as applicable, calculated in accordance with Section B of this Agreement. On the termination or expiration date, as applicable, SCG will provide the Company an updated Exhibit B for purposes of this paragraph.

  Advertisements. The Company acknowledges that SCG may, at its option and expense, place an announcement in such newspapers and periodicals as it may choose, stating that SCG has acted as the financial advisor to the Company. SCG agrees that the Company will have the right to pre-approve the form, content and timing of release of such announcement.

  Market Trading. During the Term of this Agreement, SCG, nor its affiliates, shall trade in the Company's securities. SCG expressly covenants that it shall not short or otherwise attempt to cause a decline in the Company's trading price as quoted on the Over-the-Counter Bulletin Board. The effect of such short or negative impact in the Company's trading price shall result in the immediate termination of this agreement and void any payment of compensation set forth herein.

This Agreement (including the attached indemnification) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

This Agreement sets forth the entire agreement with respect to the engagement of SCG by the Company, including the fees and warrants payable as a result of such engagement.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to SCG the duplicate copy of this Agreement.

By: /S/Todd Coffin

W. Todd Coffin, Managing Director

Source Capital Group, Inc.

By: /S/Stephen W. Carnes

Stephen Carnes - President & CEO

Fortis Enterprises, Inc.